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                                                                 Exhibit 10.29


                        SALES REPRESENTATION AGREEMENT

                               Affymetrix, Inc.

                        Amersham Pharmacia Biotech, Ltd





[THE SYMBOL "**" IS USED THROUGHOUT THIS EXHIBIT TO INDICATE THAT A PORTION OF
   THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.]



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                                  CONTENTS


1. Appointment; Products; Start of Obligations.. . . . . . . . . . . . . .3

2. Representative Covenants and Representations. . . . . . . . . . . . . .4

3. Commissions, Collections and Payment; Supply Terms. . . . . . . . . . .7

4. Product Support.. . . . . . . . . . . . . . . . . . . . . . . . . . . .9

5. Limited Warranty. . . . . . . . . . . . . . . . . . . . . . . . . . . .9

6. Indemnity.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

7. Limited Liability.. . . . . . . . . . . . . . . . . . . . . . . . . . 11

8. Term and Termination. . . . . . . . . . . . . . . . . . . . . . . . . 11

9. General.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12


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     This Sales Representation Agreement (the "Agreement") is entered as of
November 28, 1997 by and between Affymetrix, Inc. ("Company"), a Delaware corporation, with its principal place of business at 3380 Central Expressway, Santa Clara, California and Amersham Pharmacia Biotech, Ltd ("Representative"), with its principal place of business at Bjorkgatan 30, S-751, 84 Uppsala, Sweden.

     1.   APPOINTMENT; PRODUCTS; START OF OBLIGATIONS.

     a. Subject to all the terms and conditions of this Agreement, Company hereby appoints Representative for the term of this Agreement as a worldwide, nonexclusive agent of Company for soliciting, taking and filling orders for the sale by Company (collectively, "solicits" or "solicitation") of Company's products set forth in Attachment A (as modified from time to time), together with the documentation therefor ("Products"), but for research, non-diagnostic use only (the "Field of Use"), and only pursuant to the terms of the applicable customer sales agreement for each Product as provided hereunder. The parties anticipate that other generally, commercially available chip products for use in expression, re-sequencing and mapping fields, and other non-chip products may be added to Attachment A from time to time, by mutual agreement of the parties. Company reserves the right to change, modify or discontinue any Product at any time; provided, however, that Representative shall have the right to sell off any remaining inventory of discontinued Products or, alternatively, return such inventory to Company for a credit equal to any amount paid therefor. Nothing in this Agreement shall be construed as limiting in any manner Company's marketing or distribution activities or its appointment of dealers, distributors, licensees or agents; or, with respect to any products other than the Products, Representative's marketing or distribution activities. All Products shall be distributed to customers only accompanied by Company's then-current sales agreement or such other alternative sales agreement as is approved by the Committee (as defined below) for such purpose. Prior to approval of an alternative sales agreement by the Committee, nothing contained herein will preclude Representative from using its commercial terms in dealing with customers, provided that such terms are (i) fully consistent with (and as protective of the Company, its intellectual property and its rights and obligations as) the Company's then current sales agreement and (ii) fully consistent with this Agreement and with the Company's role as principal (and Representative's role as a sales representative) with respect of the sale of Products.

     b. Representative may solicit the Products by themselves, or bundled with, or in conjunction with, other products; provided, however, that Products bundled with or in conjunction with other products that compete with any Product shall only be bundled with Company's prior written approval. All solicitation of Products shall be directly to customers, and not through other agents or representatives, and in any event only for the Field of Use. All Products shall bear the names, logos, notices and other designations ("Designations") required by Company. When Representative solicits Products bundled with or in conjunction with other products, Representative may brand such other products with its own Designations, but will ensure that Company's Designations are displayed in at least as prominent location and shall be of equal size. Representative shall not alter, remove, obscure, or deface any of Company's Designations. From time to time, at Company's reasonable request, Representative shall supply samples of products that are bundled with or offered in conjunction with Products to Company for inspection, and Representative will comply with all reasonable requests of Company for changes thereto to conform with Company standards. Except to the extent expressly and


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unambiguously set forth herein, Company retains all rights and licenses with respect to the Products, and Representative has no right to use any Products except to solicit orders as provided herein.

     c. Products may be solicited by Representative, or by the affiliates of Representative set forth on Attachment D ("Affiliates"), which will be completed by Representative within thirty (30) days after execution of this Agreement. Representative may propose additional affiliates in which Representative owns, directly or indirectly, more than fifty percent (50%) of the outstanding shares of securities (representing the right to vote for the election of directors or other managing authority); such proposals shall be added to the list of Affiliates upon Company's approval, which will not be withheld unreasonably. Representative shall bind all Affiliates in writing to all the restrictions on Representative contained in this Agreement, and Representative shall ensure that the Affiliates only solicit Products subject to such restrictions.

     d. Until February 1, 1998 ("Solicitation Date"), Representative acknowledges that Company shall not be obliged to accept or fill any orders for Products, and Company acknowledges that Representative shall not be obliged to actively solicit orders for Products; all other obligations and requirements of this Agreement shall be in full force during this time.

     e. Sales will not be made in any country until such country has been approved by Company as a supported region which approval will not be unreasonably withheld.

     2.   REPRESENTATIVE COVENANTS AND REPRESENTATIONS.

     Except as expressly and unambiguously provided herein, Representative represents, warrants, and covenants:

     a. to use all diligent efforts, on behalf of Company to solicit Products to third parties in a manner intended to maximize Company sales of Products. Without limiting the foregoing, Representative shall provide meaningful incentives to its sales representatives to encourage them to continuously and diligently solicit sales of Products, where such incentives shall be reasonable and non-discriminatory to incentives that Representative provides for soliciting competitive products. From time to time, the Committee (as defined below) may propose, and Representative shall consider, possible incentives. Representative shall be entitled to allocate its efforts between Products and other products in a reasonable commercial manner; provided, however, that if Representative solicits any products that compete, directly or indirectly, with Products, then Representative shall not discriminate in any manner against Products, or favor such competing products to the detriment of sales of Products. The Company will not actively compete in order to undercut Representative with materially more favorable terms as a whole (to the customer) for specific sales from those end users of Products where Representative has made the principal sales efforts in proportion to Company's efforts to make those specific sales, whereby a net result is avoidance of commissions that would otherwise be due on account of sales of those Products. In the event that Representative reasonably believes that Company has systematically made such sales, Representative will bring the issue to the Committee and the Committee will identify mechanisms to avoid such competing sales. In the event that the Committee cannot resolve such issues, any disputes will be resolved according to the procedures in Section 2.g. It is understood that this Section shall not limit Company's ability to, INTER ALIA, enter into academic


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collaborations for use of the Probe Arrays, enter into joint ventures or other arrangements providing substantial intellectual property rights to Company, or enter into agreements that stimulate interest and sales of the Probe Arrays.

     b. to at all times maintain an adequate inventory of all commercially generally available Products at its Chicago, Illinois facility, and/or such other facility in the United States or Europe as Representative may reasonably designate from time to time ("Facility") (where the inventory levels shall be determined and modified by the Committee, and where inventory levels may overlap for a reasonable transition period when the location of the Facility changes), solicit Products (whether or not bundled with other products) only at the prices indicated on the Price List set forth on Attachment B (as modified by Company from time to time at its sole discretion), ship Products from inventory or as supplied by Company to fill orders, include a copy of the applicable customer sales agreement with each Product shipped, invoice and collect from customers payments for the Products and remit such collections to Company.

     c. that it will not ship any Product from inventory with a remaining shelf-life that is less than the time-period described in the warranty set forth in the Company sales agreement accompanying such Product, with a reasonable shelf life to be established for each Product by Company, and a difference between warranted shelf life and remaining shelf life established for each Product by the Committee.

     d. as Company's agent hereunder, to act reasonably and in good faith with respect to Company, and comply with good business practices and all laws and regulations and standards of industry and professional conduct relevant to this Agreement or the subject matter hereof.

     e. to fulfill the marketing and promotional activities (alone or in conjunction with Company) set forth on Attachment C, pursuant to a detailed sales and marketing plan to be developed by the Committee ("Marketing Activities") at their expense, where the Marketing Activities will be reviewed and modified from time to time by the Committee, and any such modifications suggested by a party will not be objected to unreasonably by the other party. Representative shall submit all promotional materials that reference Products or Company by name to Company at least 30 days prior to the date of introduction, for prior approval before use. In those cases where literature is to be provided to Representative, Company will provide necessary original materials, and Representative will perform needed production activities.

     f. to provide Company within five (5) days of the beginning of each calendar quarter with a good faith forecast of Representative's quantity requirements for each Product for the next four (4) quarters.

     g. to appoint an employee with appropriate skills and authority to a committee comprised of representatives of both parties that shall manage certain interactions between the parties hereto ("Committee"). Such employee (or a proxy that is reasonably acceptable to Company) shall attend all Committee meetings, including, but not limited to, regularly scheduled meetings that will be held at least once each calendar quarter at Company's offices or another mutually agreed upon location. Such employee shall participate fully in fulfilling Committee functions, including, but not limited to, establishing bundling specifications, determining Support Terms (as described below), managing Products introduction through Representative


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(including, but not limited to, any special Product order lead time requirements, shipping and delivery procedures and any adjustments to the forecast and order mechanism set forth in the preceding paragraph), joint Marketing Activities, reporting formats, and other functions to maximize sales of Products, and shall, on behalf of Representative, keep the parties informed of the requirements of the end users and the marketplace. All decisions taken by the Committee shall be unanimous. In the event that the Committee is unable to reach a decision by unanimous action with respect to any matter for which it is clearly responsible and such inability continues for a period of forty-five (45) days after the date on which the matter is first submitted to the Committee, Company and Representative shall, on such date, each refer the matter to its chief operating or executive officers for resolution. Each party shall set forth in writing and provide to the other a proposed solution to the impasse at the time that the matter is referred to its chief operating officer or executive officers. The chief operating officer or executive officers of the parties shall within fifteen (15) days thereafter meet and confer in good faith for the purpose of achieving a compromise solution. In the absence of agreement upon a detailed sales and marketing plan by 30 days before a due date set by the Committee for which the plan must be available for implementation in the following year, either Party may submit the outstanding issues to expedited binding arbitration such that such issues may be resolved before the due date earlier set by the Committee. All other disputes shall be resolved by arbitration according to
Section 9.

     h. to immediately notify Company of any adverse or unexpected results or any actual or potential government action relevant to a Product and, if and to the extent requested by Company in writing, to suspend sales of that Product.

     i. to keep for two (2) years after termination of this Agreement records of all Product sales and customers sufficient to adequately administer a recall of any Product and to cooperate fully in any decision by Company to recall, retrieve and/or replace any Product.

     j. to regularly inform Company as to any desired improvements or modifications to the Products suggested by Representative or any end user customers, and to advise Company periodically with respect to competitors and the introduction and/or success of products that are competitive with the Products as long as such disclosures do not violate any confidentiality obligations that Representative has to any third party; in addition, Representative will allow Company to make a presentation to Representative's sales representatives at least once each calendar year.

     k. to keep Company informed as to any problems encountered with the Products and any resolutions arrived at for those problems, and to communicate promptly to Company any and all modifications, design changes or improvements of the Products suggested by any customer, employee or agent, as long as such disclosures do not violate any confidentiality obligations that Representative has to any third party, Representative to use reasonable efforts to obtain the right to disclose such information. Representative further agrees that, and hereby grants to, Company a non-exclusive, worldwide, royalty-free right and license to any and all such suggested modifications, design changes, or improvements of the Products ("Improvements"), to use, incorporate and otherwise exploit such Improvements in connection with the Products; provided that such license shall not grant Company any rights to any of Representative's intellectual property to reagents, array development products, or any other intellectual property that is not


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developed or acquired in connection with an Improvement. Representative will also endeavor to notify Company of any infringement of any patents or other proprietary rights relating to the Products.

     1. to comply with the U.S. Foreign Corrupt Practices Act and all applicable export laws, restrictions, and regulations of the United States or foreign agency or authority, and not export, or allow the export or re-export of any Product in violation of any such laws, restrictions or regulations, and to obtain, and bear all expenses relating to, any necessary licenses and/or exemptions with respect to the export from the U.S. of any Product to any location.

     3.   COMMISSIONS, COLLECTIONS AND PAYMENT; SUPPLY TERMS.

     a. Representative shall comply with the following provisions in connection with paying Company, invoicing customers and collecting payments from customers on behalf of Company hereunder:

            i. For each shipment of Product by Company to Representative, Representative shall pay to Company, in US dollars, within sixty (60) days of the later of receipt of the shipment or receipt of Company's invoice the amount due for such shipment, less the applicable Order Fees and commissions shown on Attachment F, except that any "drop shipped" Products shall be
subject to [**]. If the Order Fee.   Representative will consolidate orders
when reasonable. Company will have the right to contest the processing fee in those circumstances where such orders are not reasonably consolidated.

           ii. As part of its duties hereunder, Representative shall be responsible for promptly invoicing customers for all Products shipped at the prices set forth on the Price List, and for collecting the amounts shown in such invoices. Representative shall use best efforts to collect from customers payments of all invoices and Representative shall be entitled to retain the amount collected from the applicable customer as reimbursement to Representative for any payments made by Representative to Company pursuant to paragraph (i) above.

          iii. Notwithstanding the provisions of paragraph (i) above, Company shall retain the risk of collectibility of accounts receivable relating to all Products sold under this Agreement. With respect to any invoice for which Representative has not received a collection from the customer within 180 days after the date of such invoice (an "Uncollected Invoice"), (A) Representative shall turn over to Company for collection the Uncollected Invoice and (B) Company shall credit to Representative's future commissions (I) the amount of the Uncollected Invoice that was previously paid by Representative to Company pursuant to paragraph (i) above plus
(II) the Order Fee that Representative was entitled to for such Uncollected Invoice plus (III) 120 days' interest on the amount specified in (I) at an annual rate of 12% or, if lower, the maximum rate allowed by law. Thirty days after the expiration or termination of this Agreement, any outstanding invoices shall become Uncollected Invoices subject to the foregoing, except that Company shall pay Representative the amounts that would otherwise have been credited on such post-termination Uncollected Invoices. Representative will use reasonable efforts to avoid shipment to those customers with poor collection histories provided that Representative is aware of such poor collection history.

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           iv.   Within fifteen (15) days following the end of each calendar quarter, Representative shall provide Company with a detailed statement setting forth (A) all sales and solicitations of Products, identity of the customer, and amounts invoiced and collected thereon, (B) the quantity of Products that Representative retains in inventory, (C) the amounts of warranty returns processed by Representative (if any) during such quarter relating to sales of Products pursuant to this Agreement, (D) the percentage of sales of Products pursuant to this Agreement that such warranty returns represented during such quarter and (E) if the percentage referred to in clause (C) above is greater than [**], reasonable support or documentation as to the cause of all such warranty returns. Products which are returned to Representative shall be returned to Company at Company's expense.

            v. Representative shall use reasonable efforts to match invoices to applicable customer payments, but if more than one invoice is outstanding with respect to such customer's account, and Representative is unable to match any payment to a particular invoice, Representative shall apply the "first-in, first-out" principle in determining the invoice to which such payments applies. One or more invoices issued on the same date shall be aggregated and treated as a single invoice for purposes of this paragraph.

           vi. For any sales, ad valorem or similar taxes or duties, customs fees or duties and other governmental assessments that arise in connection with sales of Products by Representative, Representative shall:
(A) collect such amount on behalf of Company from the customer and remit it to the appropriate taxing authority or jurisdiction in Company's name;
(B) show such taxes, duties or other governmental assessments separately on customer invoices and on reports to Company; (C) provide a separate report to Company no later than the fifteenth (15th) calendar day of each month for the previous month indicating the customer, amount invoiced, taxes, duties and other governmental assessments invoiced and collected, and the taxing authority or jurisdiction. Company shall hold Representative harmless for any liability that arises in connection with such taxes, duties and other governmental assessments unless such liability arises due to a failure of Representative to comply with a provision of this Agreement, including, but not limited to, the foregoing provisions. To the extent that Representative receives any refund on any such payments made to taxing authorities, it will remit such refund to Company.

          vii. As between Representative and Company, Representative shall be responsible for all shipping, transportation, insurance and other charges related to shipping Products from its Facility to customers, as well as all taxes (except sales taxes and taxes on Company's income), duties and other governmental assessments related to the foregoing.

     b. During the term of this Agreement, subject to the other terms and conditions of this Agreement, Company shall use its reasonable commercial efforts to fill promptly (by full or partial shipment) Representative's written orders for Products, which are accepted by Company at its main office, insofar as practical and consistent with then-current Company's lead-time schedule, shipping schedule, access to supplies on acceptable terms and allocation of available products and capacity among Company customers. In deciding which orders to accept, and the schedule for filling them, Company shall not discriminate between Representative and other similarly situated agents for the Products. Each order for a Product must comply with the minimum quantity requirement for such Product as set forth on the Price List. Company will


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provide reasonable lead time estimates and minimum quantity requirements to the Committee for each Product. Company will deliver all Products F.O.B. Representative's Facility, or as the parties mutually agree, F.O.B. Company's manufacturing facility with arrangements to ship to the customer at customer's expense. All Products will be packaged according to Company's standard packaging. Orders may not be changed or canceled without Company's written approval.

     c. Company will not accept returns except pursuant to Company's warranty policy set forth in the applicable Product sales agreement and subject to the terms, conditions and restrictions on such warranty returns in such agreement. Representative will coordinate all returns through a designated Company contact. Company will not accept returns from Representative valued at over [**] (based on the original sale price of the Products) unless the designated Company contact has given prior approval to such returns, which approval shall not be withheld unreasonably. In the event that the returns for any country, for any period, exceed [**] of the volume of Product sold in that country for that period, the Committee shall investigate the reasons for excessive returns, and shall attempt to correct and minimize such returns for future periods.

     d. Company or its authorized representatives shall be entitled to review and audit Representative's books, records and facilities, as they relate to activities under this Agreement, from time to time during normal business hours upon reasonable notice to Representative and at Company's expense to confirm sales activity and compliance with the terms of this Agreement.

     4.   PRODUCT SUPPORT.

     Company will install the relevant portions of the Product(s), at its expense, at customer's location. Representative will provide high quality first line support for Products to all customers through properly trained service personnel. At a minimum, first line support shall include training, problem diagnosis and, where feasible, problem correction. Company will provide Representative (and only designated service personnel of Representative) with second line support for the Products. Within sixty (60) days of the Solicitation Date, the Committee will determine and define the levels, priorities, response times, and other terms of such first line and second line support, including an appropriate mechanism for referring support issues that have been ("Support Terms"), which shall be attached hereto as Attachment E. Company shall be responsible for any cost associated with any Product recall or government action related to the Products, provided that Representative shall not directly or indirectly incur any cost in connection with a recall without Company's prior written consent, which will not be unreasonably withheld. Company will train designated Representative personnel in a "train the trainer" format regarding the use, applications, and other aspects of the Products.

     5.   LIMITED WARRANTY.

     Company's sole warranty for the Products shall be the standard customer warranty (which shall be limited to warranting the shelf-life of such Product for a limited period of time) included in the sale agreement that Representative shall provide to each customer as part of the sale of such Products. Representative shall have no authority to offer, and Company shall have no obligation to honor or liability for, any other warranty. THE PARTIES ACKNOWLEDGE


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THAT THIS IS AN AGREEMENT FOR SERVICES, NOT FOR THE SALE OF GOODS, AND THAT,
EXCEPT FOR THE WARRANTY OFFERED ABOVE, COMPANY DOES NOT OFFER ANY OTHER WARRANTY OF THE PRODUCTS, EXPRESS OR IMPLIED, AND IN PARTICULAR COMPANY DOES NOT WARRANT THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PRODUCTS OR THE PERFORMANCE OR NONINFRINGEMENT THEREOF, DOES NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCTS, SPECIFICATIONS, SUPPORT, SERVICE OR ANYTHING ELSE. COMPANY HAS NOT AUTHORIZED ANYONE TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS PROVIDED ABOVE.

     6.   INDEMNITY.

     a. INFRINGEMENT INDEMNITY. Company is responsible and shall hold Representative and its officers, directors, agents and employees harmless from liability resulting from claims, liabilities, damages, debts, settlements, costs, attorneys' fees, expenses, and liabilities of any type whatsoever that may arise on account of infringement by the Products of any US patent issued as of the date of this Agreement, provided Company is promptly notified of any and all threats, claims and proceedings related thereto and given reasonable assistance and the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise; Company will not be responsible for any settlement it does not approve in writing. The foregoing obligation of Company does not apply with respect to Products or portions or components (i) not supplied by Company, (ii) made in whole or in part in accordance to Representative specifications or requests,
(iii) which are modified by Representative after shipment by Company, if the alleged infringement relates to such modification, (iv) combined, processed or used with other products, processes or materials where the alleged infringement relates to such combination, process or use, (v) where Representative continues allegedly infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement, or (vi) where the infringement is incident to use of the Product but does not result primarily from the Product. The foregoing indemnity shall be Representative's sole and exclusive remedy for claims of infringement relating to the Products.

     b. PRODUCT LIABILITY INDEMNITY. Company is responsible and shall hold Representative and its officers, directors, agents and employees harmless from any claims, liabilities, damages, debts, settlements, costs, attorneys' fees, expenses, and liabilities of any type whatsoever that may arise on account of damage to property, economic loss or injury to any person arising from use of the Products; provided Company is promptly notified of any and all threats, claims and proceedings related thereto and given reasonable assistance and the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise; Company will not be responsible for any settlement it does not approve in writing. The foregoing obligation shall not apply if the injury under which indemnity is being claimed is due to Representative, or its officers, directors, agents or employees provision of unauthorized representations, unauthorized warranties, or incorrect instructions in connection with such Product, or failure to provide correct instructions for use of such Product.


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

     c. EXCEPTION. Notwithstanding the foregoing, the indemnity set forth in this Section 6 shall not apply to liability arising from Representative's negligence or willful misconduct.

     7.   LIMITED LIABILITY.

     NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, EXCEPT AS SET FORTH IN SECTIONS 6, 9.c, 9.i, NEITHER PARTY WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) ANY AMOUNTS IN EXCESS IN THE AGGREGATE OF THE AMOUNTS PAID HEREUNDER DURING THE TWELVE-MONTH PERIOD PRIOR TO THE DATE THE CAUSE OF ACTION AROSE OR (II) ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS OR (III) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY, OR SERVICES. NEITHER PARTY SHALL HAVE ANY LIABILITY FOR ANY FAILURE OR DELAY DUE TO MATTERS BEYOND ITS REASONABLE CONTROL. THIS SECTION DOES NOT LIMIT LIABILITY FOR BODILY INJURY OF A PERSON.

     8.   TERM AND TERMINATION.

     a. Unless terminated earlier or extended as provided herein, this Agreement shall have a term of three (3) years extending from the Solicitation Date, and shall automatically renew for additional two (2) year terms unless either party notifies the other of its desire to terminate the Agreement within six (6) months of the end of the then-current term, unless the Agreement terminates sooner as set forth below. Commencing on the second anniversary of the date of this Agreement, the parties agree to begin good faith negotiations (with no further obligation) with respect to extending the term of this Agreement. Either party may discontinue such negotiations at any time upon written notice to the other party; provided, however, that such termination of such negotiations shall not otherwise affect the termination of this Agreement.

     b. This Agreement may be terminated by a party for cause immediately by written notice upon the occurrence of any of the following events:

            i. if the other ceases to do business, or otherwise terminates its business operations; or

           ii. if the other shall fail to promptly secure or renew any license, registration, permit, authorization or approval for the conduct of its business in the manner contemplated by this Agreement or if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within sixty (60) days; or

          iii. if the other materially breaches any material provision of this Agreement and fails to substantially cure such breach within 30 days (10 days in the case of a failure to pay) of written notice describing the breach, provided, however, that in the case of a material breach by an Affiliate, Company may elect, in its sole discretion, to terminate this Agreement only with respect to such Affiliate; or


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

           iv. if the other seeks protection under any bankruptcy, insolvency, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within 90 days).

     c. Each party understands that the rights of termination hereunder are absolute and that it has no rights to a continued relationship with the other after termination except as expressly stated herein. Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such party that complies with the terms of the Agreement whether or not such party is aware of any such damage, loss or expenses. Upon termination: (i) Company and Representative shall mutually agree on whether to continue or terminate any order then pending; (ii) Representative shall have the right to sell off any remaining inventory of Products or, alternatively, return such inventory to Company for a credit equal to the amount paid therefor, but such right to return only applies to Products with a remaining shelf-life that is less than the time-period described in the warranty set forth in the Company sales agreement accompanying such Products; and (iii) Representative shall provide Company with copies of all account and business information, including, without limitation, (A) customer lists, (B) account records, (C) account balances, (D) current inventory levels and (E) other records or information relating to the business conducted under this Agreement that Company may request. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available. Sections 2(d), 2(h), 2(i), 2(l), Sections 3(a), 3(d), and Sections 5 through 9, and any accrued rights to payment, shall survive termination of this Agreement.

     9.   GENERAL.

     a. AMENDMENT AND WAIVER--Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of the parties signed by a duly authorized officer. However, it is the intention of the parties that this Agreement be controlling over additional or different terms of any order, confirmation, invoice or similar document, even if accepted in writing by both parties, and that waivers and amendments shall be effective only if made by non-preprinted agreements clearly understood by both parties to be an amendment or waiver.

     b. ASSIGNMENT--This Agreement and the rights hereunder are not transferable or assignable without the prior written consent of the parties hereto (and any attempt to do so shall be void), except for rights to payment and except to a person or entity who acquires all or substantially all of the assets or business of a party, whether by sale, merger or otherwise.

     c. RELATIONSHIP OF PARTIES--The parties hereto intend that no partnership, joint venture or similar relationship be created pursuant to this Agreement. Representative is solely responsible for all of its employees and its labor costs and expenses arising in connection with this Agreement and is responsible for and will indemnify Company from any and all claims, liabilities, damages, debts, settlements, costs, attorneys' fees, expenses, and liabilities of any type whatsoever that may arise on account of Representative's activities, including without limitation, providing unauthorized representations or warranties (or failing to disclose all limitations on warranties and liabilities set forth herein on behalf of Company) to its customers or breaching any term, representation or warranty of this Agreement, provided that Company promptly notifies Representative of any and all threats, claims and proceedings related thereto and gives Representative reasonable assistance and the opportunity to assume sole control of the defense and all negotiations for a settlement or a compromise. Representative will not be responsible for any settlement that it does not approve in writing. Notwithstanding the foregoing, the indemnity set forth in this
Section 9.c shall not apply to liability incurred as a result of Company's negligence or willful misconduct.

     d. GOVERNING LAW AND LEGAL ACTIONS--This Agreement shall be governed by and construed under the laws of the State of California and the United States without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. Unless waived by Company in writing for the particular instance (which Company may do at its option), the sole jurisdiction and venue for actions related to the subject matter hereof shall be the California state and U.S. federal courts having within their jurisdiction the location of Company's principal place of business. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys' fees.

     e. ARBITRATION--In the event of any controversy or claim relating to, arising out of or in any way connected to any provision of this Agreement ("Dispute"), the Parties shall seek to settle their differences amicably between themselves and as otherwise set forth herein. Any unresolved Dispute shall be finally resolved by final and binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Parties. The Party giving such notice shall refrain from instituting the arbitration proceedings for a period of ten (10) days following such notice to allow the Parties to attempt to resolve the Dispute between themselves. If the Parties are still unable to resolve the dispute, the Party giving notice may institute the arbitration proceeding under the rules of the International Chamber of Commerce ("ICC Rules"). Arbitration shall be held in Palo Alto, California. The arbitration shall be conducted before a single arbitrator mutually chosen by the Parties, but if the parties have not agreed upon a single arbitrator within fifteen (15) days after notice of the institution of the arbitration proceeding, then the arbitration will be conducted by a panel of three arbitrators, each chosen by one Party. All arbitrator(s) eligible to conduct the arbitration must undertake in writing as a condition of service to render their opinion(s) promptly after the final arbitration hearing. No arbitrator (nor the panel of arbitrators) shall have the power to award punitive damages or any award of multiple damages under this Agreement and such awards are expressly prohibited. Decisions of the arbitrator(s) shall be final and binding on the Parties.

     f. HEADINGS--Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

     g. NOTICES--Notices under this Agreement shall be sufficient only if personally delivered, delivered by telecopy, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested to a party at its addresses and telecopy number first set forth herein or as amended by notice pursuant to this subsection. If not received sooner, notice by mail shall be deemed received ten (10) days after deposit in the U.S.

mails. Notice by telecopy shall be deemed received at the time sent unless such time is not during a business day, in which case telecopy shall be deemed received on the next business day.

     h. ENTIRE AGREEMENT--This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom.

     i. FORCE MAJEURE--A party shall not be liable for nonperformance or delay in performance (other than of obligations regarding payment of money or confidentiality) caused by any event reasonably beyond the control of such party including, but not limited to wars, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, unavailability of supplies, epidemics, fire, flood, earthquake, force of nature, explosion, embargo, or any other Act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government or governmental agency.

     j. CONFIDENTIALITY--Except as required by law, neither party will disclose the terms of this Agreement or any attachment to any third party. Any business, technical, financial or other information provided by a party to this Agreement (the "Disclosing Party") to the other (the "Receiving Party") and designated as confidential or proprietary ("Confidential Information") shall be held in confidence and not disclosed or, except as expressly permitted under this Agreement, used by the Receiving Party. For the avoidance of doubt, all technical information related to the Products is hereby deemed to be Confidential Information of Company. The obligations of this subsection will not apply to information that is generally and freely publicly available through no fault of the Receiving Party, or that the Receiving Party otherwise rightfully obtains from third parties without restriction, or that the Receiving Party develops independently through employees without access to or use of Confidential Information. The Receiving Party acknowledges that failure to fulfill the provisions of this subsection may cause the Disclosing Party immediate irreparable harm and, therefore, the Disclosing Party shall, in addition to other remedies and without necessity of posting bond, be entitled to seek immediate equitable and injunctive relief to prevent to resolve such a failure.

     k. SEVERABILITY--If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

Affymetrix, Inc.                        Amersham Pharmacia Biotech, Ltd

Signed: /s/ Stephen P.A. Fodor         Signed: /s/ Ron Long
        ---------------------------            ---------------------------
Printed: Stephen P.A. Fodor            Printed: Ron Long
         --------------------------             --------------------------
Title: President & CEO                 Title: CEO
       ----------------------------           ----------------------------

                                Attachment A

                                  PRODUCTS


GENECHIP-Registered Trademark- PRODUCTS - FALL 1997


INSTRUMENTS

          Hewlett-Packard GeneArray scanner
          GeneChip fluidics station
          GeneChip workstation (Dell pentium computer system)

SOFTWARE

          GeneChip 3.0 operating system
          GeneChip expression analysis window

ASSAYS AND REAGENTS

[**
**
**
**]


* Estimated launch:  [**]
** Custom products (reorders) added to the product list upon completion of mutually agreed order, processing, quality control, quality assurance, marketing, documentation, software and procedures. EasyAccess customers to be included upon approval of the relevant customer and Affymetrix.

                                Attachment B

                                 PRICE LIST


GENECHIP ANALYSIS SYSTEMS (US PRICING - NOVEMBER 1997)


Part #     Product                                                  Price (US$)

GENECHIP SEQUENCE ANALYSIS SYSTEMS







GENECHIP EXPRESSION ANALYSIS SYSTEMS

900136     GeneChip Expression Analysis System                            [**]
           Hewlett-Packard GeneArray Scanner
           GeneChip Fluidics Station
           GeneChip Workstation
           GeneChip Expression Analysis Software - Single user license
               GENECHIP EXPRESSION ANALYSIS WINDOW
               GENECHIP SOFTWARE 2.1

800114     GeneChip Expression Analysis Workstation                       [**]
           GeneChip Workstation
           GeneChip Expression Analysis Software - Single user license
               GENECHIP EXPRESSION ANALYSIS WINDOW
               GENECHIP SOFTWARE 2.1

GENECHIP INSTRUMENTATION

800101     GeneChip Fluidics Station                                      [**]


GENECHIP SOFTWARE

610003     GeneChip Expression Analysis Software - Single user license    [**]
               GENECHIP EXPRESSION ANALYSIS WINDOW
               GENECHIP SOFTWARE 2.1

GENECHIP SERVICE AND SUPPORT

000107     Training/Technical Support                                     [**]

000108     Yearly service contract on instrumentation                     [**]
           including specific minor software upgrades


GENECHIP ASSAYS




ESTIMATED U.S. PRICING FOR ITEMS NOT CONTAINED ON THE NOVEMBER 1997 AFFYMETRIX PRICE LIST (US $) (REQUIRING THE USE OF SIGNED CONTRACTS WITH THE END USER)

[**                 **
**                  **
**                  **]

                                Attachment C

                            MARKETING ACTIVITIES


A)    SALES AND MARKETING PROMOTIONAL ELEMENTS.


               1.   [**]

               2.   [**]

               3.   [**]

               4.   [**]

               5.   [**]

               6.   [**]

               7.   [**]

               8.   [**]

               9.   [**]

               10.  [**]

               11.  [**]

               12.  [**]

                                 (i)  [**]

                                (ii)  [**]

                               (iii)  [**]

               B)   MARKETING AND SUPPORT STAFF.


               1.   [**]

               2.   [**]

               3.   [**]

               4.   [**]

               5.   [**]

               6.   [**]

               7.   [**]

               8.   [**]

               9.   [**]

               10.  [**]

               11.  [**]

               C)   WORLD-WIDE SALESFORCE ACTIVITY.

               [**]

                                Attachment D

                                 AFFILIATES


To be provided within 30 days of execution by Representative and reasonably approved by Company.

                                Attachment E

                                SUPPORT TERMS


To be determined in good faith by the Committee by February 1, 1998.

                                Attachment F

                                COMMISSIONS

     For Products shipped pursuant to a single Product order, Representative shall be entitled to an Order Fee of [**], plus applicable value-added tax assessed on the services provided by Representative (and not on the Product itself), provided that Representative shall provide Company with documentation of such tax payments, and the forms needed, and other reasonable assistance requested, by Company for claiming refund, reimbursement, or offset of such taxes. Orders solicited by Representative from a single end-user customer shall be consolidated where feasible, so as to minimize the number of separate orders for each customer. In each year during the term of this Agreement, Representative shall be entitled to Commissions on Net Sales of Products as set forth below. "Net Sales" shall mean [**] Commissions after Year 3 will be negotiated by the parties prior to commencement of any renewal period.


                            *MAXIMUM
COMMISSIONS                 COMMISSION AMOUNT

Year 1 [**] Net Sales       [**]

Year 2 [**] Net Sales       [**]

Year 3 [**] Net Sales       [**]



* Maximum Commission Amount does not include the Order Fee.